EXHIBIT NO. 10(iii)(aa)

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (this “Agreement”) is entered into as of this 9th day of May 2003 by and among Armstrong Holdings, Inc., a Pennsylvania corporation (“AHI”). Armstrong Worldwide, Inc., a Delaware corporation (“AWWD”). and Armstrong World Industries, Inc., a Pennsylvania corporation (“AWI”). The parties hereto may be collectively referred to herein as the “Parties’” and each individually as a “Party”.

RECITALS:

WHEREAS, on May 1, 2000 AHI commenced operation as a publicly owned holding company for AWI, owning all of the outstanding shares of AWI indirectly through its ownership of all the outstanding shares of AWWD; and

WHEREAS, on December 6, 2000 (the “Petition Pate”). AWI filed a voluntary petition for relief under chapter 11 of the U.S. Bankruptcy Code (“Chapter 11”) in the United States Bankruptcy Court for the District of Delaware (the “Court”),which petition was granted by the Court, and AWI has continued since then to operate its business as a debtor-in-possession and has sought to reorganize its liabilities, business and affairs in accordance with Chapter 11 and, in that regard, on April 3,2003, AWI filed its Second Amended Plan of Reorganization (“AWI’s Reorganization Plan.” as further defined below) with the Court; and

WHEREAS, subject to confirmation of AWI’s Reorganization Plan and satisfaction of certain conditions as provided by the plan, AWI’s business and affairs shall be reorganized on the “Effective Date” as defined in the plan, when the plan shall be substantially consummated; and

WHEREAS, AHI today owns 100% of the outstanding shares of AWI through its wholly owned subsidiary AWWD; and

WHEREAS, AWI has the contractual and other obligations to AHI and/or AWWD, determined as of December 31,2002 in accordance with the books and records of AHI, AWWD and AWI, described on the schedule previously provided by AHI and AWWD to AWI (the “AHI Intercompany Account Claims”), some of which arose before the Petition Date and some of which arose after the Petition Date, and each of AHI and AWWD has the contractual or other obligations to AWI, determined as of December 31, 2002 in accordance with the books and records of AHI, AWWD and AWI, described on the schedule previously provided by AWI ;to AHI and AWWD (the “AWI Intercompany Account Claims”), some of which arose before the Petition Date and some of which arose after the Petition Date; and

WHEREAS, in accordance with the procedures and practices that AWI, AWWD and AHI have followed in the past, additional intercompany charges may accrue on the books and records of AWI, AWWD and AHI from and after December 31,2002, increasing the amount of such intercompany accounts; and

WHEREAS, AWI has advised AHI that AWI has incurred certain costs, and expended certain expenses, in providing administrative services to AHI (including accounting, legal and other services) which AWI has not yet quantified but is entitled to seek reimbursement on from AHI and has not yet sought reimbursement on but reserves the right to do so, which may, accordingly, produce additional intercompany accounts; and

WHEREAS, AWI’s Plan of Reorganization is the product of extensive negotiations among the parties in interest in AWI’s Chapter 11 proceeding, reflecting the compromise of various claims and arguments such parties have asserted or could assert in such proceeding; and

WHEREAS, AWI’s Plan of Reorganization provides that the existing equity interest in AWI shall be cancelled in its entirety on the Effective Date but that the holder thereof shall receive, directly from AWI but in certain circumstances as provided by the plan on account of recoveries on the claims of certain claimants under the plan, certain warrants (the “Warrants”) to purchase shares of common stock of AWI as it will be reorganized under the Plan of Reorganization (“Reorganized AWI”); and

WHEREAS, AHI intends to distribute all the Warrants to its shareholders in connection with its dissolution and in the course of its winding up; and

WHEREAS, the Plan of Reorganization provides that AWI shall pay AHI’s operating costs while it seeks approval of its shareholders for its dissolution (including the cost of preparing and seeking shareholder approval of AHI’s dissolution) and, if such approval is obtained, the costs of completing the winding up of AHI; and

WHEREAS, in connection with AWIs Reorganization Plan and AHI’s dissolution and winding up, AHI plans to cause AWWD to be merged with and into AHI on or about the Effective Date, with the result that AWWD’s separate corporate existence shall cease and AHI shall come to own all of the then assets of AWWD and shall come to be liable for all the then obligations of AWWD; and

WHEREAS, in order for AHI or AWWD to have any recovery on the AHI Intercompany Account Claims AHI and AWWD would be required to file the AHI Intercompany Account Claims with the Court and AWI and other parties in interest in AWI’s Chapter 11 proceeding would have the opportunity to contest those claims and any recovery on such claims that might otherwise be accorded to AHI or AWWD, as the case may be, under AWI’s Plan of Reorganization; and

WHEREAS, AWI has advised AWWD and AHI that it has been advised by representatives of certain of the parties in interest in AWI’s Chapter 11 proceeding that they will object to AHI’s Claims if they are presented to the Court and that other parties in interest may object as well; and

WHEREAS, if AWI were to pursue the AWI Intercompany Account Claims and AWWD and AHI were not able to offset against the AWI Intercompany Account Claims the AHI Intercompany Account Claims, AHI may not be able to distribute to its shareholders all the Warrants; and

WHEREAS, AHI, AWWD and AWI each deem it to be in their mutual interest and to their mutual advantage, in order to facilitate the consummation of AWI’s Reorganization Plan and the winding up of AHI, to settle the AHI Intercompany Account Claims and the AWWD Claims, to release each from any liability arising out of their relationship, except as otherwise specifically provided herein, and to otherwise provide for the treatment of certain relationships existing between AWI, on the one hand, and current or former directors or officers of AWWD and AHI, on the other hand, and between AWWD or AHI, on the one hand, and current or former directors or officers AWI or its subsidiaries, on the other hand, all on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and undertakings set forth herein, the Parties, intending to be legally bound, agree as follows:

1.	Settlement of Intercompany Accounts.

A.	AHI Intercompany Account Claims. On the Effective Date, the AHI Intercompany Account Claims shall be deemed to be satisfied in full and any notes or agreements relating thereto shall be deemed of no further force or effect, and neither AHI nor AWWD, nor any successor or assign of either of them or person or entity claiming through any of them, shall have any right to seek further payment of any amounts relating thereto and AWI shall have no obligation to make any payments of any amounts relating thereto, but in consideration thereof AWI agrees to perform its obligations hereunder.

B.	AWI Intercompany Account Claims. On the Effective Date, the AWI Intercompany Account Claims shall be deemed to be satisfied in full and any notes or agreements relating thereto shall be deemed of no further force or effect, and AWI, nor any successor or assign of AWI or any person or entity claiming through an^ of them, shall have any right to seek further payment of any amounts relating thereto and neither AHI or AWWD shall have any obligation to make any payments of any amounts relating thereto.

C.	No Admission of the Validity of, or Representation with Respect to, Claims. Neither AWI, on the one hand, nor AWWD or AHI, on the other hand, by entering into this Agreement acknowledge that the AHI Intercompany Account Claims, in the one case, or the AWI Intercompany Account Claims, in the other case^ are valid in whole or in part. No Party has made to any other Party any representation regarding the origin, basis, validity or amount of any of the AHI Intercompany Account Claims or the AWI Intercompany Account Claims or relied upon any such representation, except as and to the extent provided by Section 7 hereof.

2.	Mutual General Release of all Claims Known and Unknown.

A.	Release by AHI and AWWD. In consideration of the premises and the covenants herein, each of AHI and AWWD, individually and on behalf of (if any) its parents, affiliates (other than AWI), predecessors (other than AWI), successors and assigns, and the directors, officers, employees, agents, administrators, attorneys, and representatives of any kind thereof (each, an “AHI Releasor”) hereby, subject to the substantial consummation of AWI’s Reorganization Plan and upon the occurrence of, and as of, the Effective Date (but subject to Sections 4 and 10 hereof), covenants not to sue and fully, finally, and forever RELEASES, SURRENDERS, REMISES, ACQUITS, AND FOREVER DISCHARGES AWI (including as Reorganized AWI) and any of its successors, beneficiaries, administrators, assigns, and former and present directors, officers, employees, agents, attorneys and representatives of any kind (the “AWI Released Parties”) jointly and severally, of and from any and all claims, demands, actions, liabilities, obligations (contractual or otherwise, including any under the Services Agreement), damages, suits in equity, debts, accounts, suits in equity, debts, accounts, setoffs, contributions, indemnities, interest, dividends, promises, covenants, attorneys’ fees and other costs and expenses, and/or causes of action of whatever kind or character, whether past, present, future, known or unknown, matured or unmatured, liquidated or unliquidated, accrued or unaccrued (each, for purposes of this paragraph a “Claim” that any such AHI Releasor has, may have or might claim to have against any of the AWI Released Parties up to or as the Effective Date (including any accrued up to or as of the date hereof) and that, directly or indirectly, arise out of, concern, are connected with or in any way relate to any party’s investments in, employment by or provision of services to, or the formation, investment activities, or other operation of, any of AHI or AW WD or any AWI Released Party’s participation in any of the foregoing (but, with respect to any agent, attorney or representative of any kind of AWI (each, an only insofar as such Claim relates to, or arises from, such AWI Representative’s representation o£ or engagement by, AWI), including, but not limited to, any claims arising out of, relating to, of in connection with the AHI Intercompany Account Claims (together, “AHI Released, Claims”); provided that this release shall not be deemed to diminish or affect any right of AHI or AWWD to full performance of this Agreement or the any rights accorded to any of them under AWI’s Plan of Reorganization (other than any mat would arise in respect of the AHI . Intercompany Account Claims). The AHI Released Claims shall include any intercompany claims not reflected on the schedule of AHI Intercompany Account Claims exchanged by the Parties and accrued up to or as of the date hereof and any that may accrue after the date hereof .in accordance with the Parties past practices and any other Claims arising before the Effective Date in respect of services provided by AHI or AWWD to AWI, or other transactions between AWI or any of its subsidiaries and AHI or AWWD that arose or do arise, in the ordinary course of business of the Parties, except any which arise after the date hereof and which the Parties agree in writing shall not be subject to this agreement.

B.

Release by AWI. In consideration of the premises and the covenants herein, AWI, individually and on behalf of its subsidiaries, affiliates (other than AWWD and AHI), predecessors, successors (other than AWWD and AHI) and assigns, and the directors, officers, employees, agents, administrators, attorneys, and representatives of any kind thereof (each, an “AWI Releasor” hereby, subject to the substantial consummation of AWI’s Reorganization ‘ Plan and upon the occurrence of, and as of, the Effective Date (but subject to Sections 4 and 10 hereof), covenants not to sue and fully, finally, and forever RELEASES, SURRENDERS, REMISES, ACQUITS, AND FOREVER DISCHARGES each of AWWD and AHI and any of its successors, beneficiaries, administrators, assigns, and former and present directors, officers, employees, agents, attorneys and representatives of any kind (the “AHI Released Parties”), jointly and severally, of and from any and all claims, demands, actions, liabilities, obligations (contractual or otherwise, including any under the Services Agreement), damages, suits in equity, debts, accounts, setoffs, contributions, indemnities, interest, dividends, promises, covenants, attorneys’ fees and other costs and expenses, and/or causes of action of whatever kind or character, whether past, present, future, known or unknown, matured or unmatured liquidated or unliquidated, accrued or unaccrued (each, for purposes of this paragraph a “Claim”), that any such AWI Releasor has, ‘may have or might claim to have against any of the AM Released Parties up to or as of the Effective Date (including any up to or as of the date hereof) and that, directly or indirectly, arise out of, concern, are connected with or in any way relate to any Piety’s investments in, employment by or provision of services to, or the formation, investment activities, or other operation or business of, AWI or any of its subsidiaries or any AMI Released Parry’s participation in any of the foregoing (but, with respect to any agent, attorney or representative of any kind of AWWD or AHI (each, an “AHI. Representative”), only insofar as such Claim relates to or arises from, such AHI Representative’s representation of, or engagement by, AWWD or AH), including, but not limited to, any claims arising out of, relating to, or in connection with the AWI Intercompany Account Claims (together, “AWI Released Claims”}; provided that this release shall not be deemed to diminish or affect any right of AWI to the full performance of this Agreement or any rights accorded to AWI under AWI’s Plan or Reorganization. The AWI Released Claims shall include any intercompany claims not reflected on the schedule of AWI Intercompany Account Claims exchanged by the Parties and accrued up to or as of the date hereof and any mat may accrue after the date hereof in accordance with the Parties’ past practices and any other Claims accrued after December 31,2002 and to the Effective Date in respect of services provided by AWI to AHI or AWWD, or other transactions between AHI or AWWD and AWI or any of its subsidiaries, that arose or do arise in the ordinary course of business of the Parties, except any which arise after the date hereof and which that Parties agree in writing shall not be subject to this agreement.

3.	Certain Covenants.

A.

Payment by AWI of Administrative Expenses of AHI and AWWD. From the date hereof and until substantial consummation of AWI’s Reorganization Plan; AWI shall either (as AWI shall determine) pay the reasonable expenses of, or provide to AHI free of charge and without claim for reimbursement the services necessary for, the administration of AHI’s affairs (including AWWJD’s affairs and preparing to seek shareholder approval of, and otherwise preparing for, the dissolution and winding up of AHI), all substantially in accordance with the practices which AWI has followed in such respect since the Petition Date. Upon substantial consummation of AWI’s Reorganization Plan, AWI shall also either (as AWI shall determine) pay the reasonable expenses of, or provide to AHI free of charge the services necessary for, the ‘ administration of AHI’s affairs for a period extending up to [the first anniversary of the Effective Date] (including the cost of preparing for, and seeking shareholder approval of, the dissolution and winding lap of AHI), and, if such approval is obtained by the end of such period, shall either (as AWI shall determine) pay the reasonable expenses of, or provide to AHI free of charge me services necessary for, administering the winding up of ASK. Without limiting the generality of the foregoing provisions of this paragraph, AWI shall pay (i) any expenses which AHI may incur as provided by law, AHI’s by-laws or by a contract» effect on the Effective Date in providing indemnification to, or advancing costs of defense to, a person who serves, or has served, as a director or officer of AHI after the Petition Date and during the period in which AHI is obligated to pay for AHI’s administrative expenses as provided herein, including any deposit or other security advanced in respect of the costs of defense or to satisfy any deductible or retention amounts specified in any directors and officers insurance policy, or (ii) any federal, state or local income taxes and any franchise taxes or similar charges for which AWWD or AHI may be or become liable in respect of any event occurring, or period ending, on or before the first anniversary of the Effective Date and, if AHI’s shareholders approve the dissolution and winding up of AHI by such date, in respect of the completion of the winding up of AHL The Parties acknowledge that it would be consistent with AHI’s prior practices to provide to AMI services as contemplated by this paragraph on a basis consistent with the Affiliate Agreement, dated as of May 1,2000, between AWI and AHI, as amended by the Management Services Agreement dated as of August 7.2000 (the “Services Agreement”). which, however, shall, except in such respect, terminate as of the execution and delivery hereof.

B.	Assumption by Reorganized AWI of Director and Officer Indemnification Obligations of AHI and AWWD and Continuation of Related Insurance Coverage. Without limiting the generality of the provisions and effect of Section 3 A of this Agreement with respect to AWI’s obligations in connection with the administration of the affairs of AHI to pay expenses of responding to or defending against any claims asserted against a current or former director or officer of AWWD or AHI, upon substantial consummation of AWI’s Plan of Reorganization and upon the occurrence of, and as of, the Effective Date, Reorganized AWI shall assume; and hereby agrees to perform, all the obligations (which are identified on the schedule previously delivered by AHI to AWI) which which either AWWD or AHI has to indemnify or advance expenses to individuals who served as officers or directors of AHI or AWWD at any time after the Petition Date and prior to the Effective Date (the “AHI Indemnification Agreements”). AWI shall also continue to provide, as its expense, for a period of at least four years after the Effective Date, directors and officers liability insurance coverage with respect to persons serving or who served as directors and officers of AHI substantially on the same basis on which such coverage has been afforded under the directors and officers liability insurance policies in effect on the date hereof. ,

C.	Protection of AWWD and AHI under AWI’s Reorganization Plan. AWI shall include AWWD and AHI as a “PI Protected Party” under AWI’s Reorganization Plan, thereby granting AHI as of the Effective Date the benefit of the “Asbestos PI Permanent Channeling injunction” thereunder, which permanently sod forever enjoins any person or entity from taking actions against AWWD and AHI in respect of asbestos personal injury claims, all of which shall be channeled to a trust established for resolution of such claims pursuant to and in accordance with the terms of AWI’s Reorganization Plan. AHI shall also be exculpated under AWI’s Reorganization Plan from all claims of liability relating to AWI’s Chapter 1l case.

4.	Certain Contingencies.

A.	AWI’s Reorganization Plan. In the event AWI’s Second Amended Plan of Reorganization dated April 4, 2Q03 is amended or AWI proposes a different plan of reorganization, this Agreement shall remain unaffected and all the provisions hereof shall be given full force and effect, unless, upon confirmation by the AWI’s plan of reorganization shall, in its effect upon AHI, be in comparison to AWI’S Second Amended Plan of Reorganization dated April 4, 2003 materially less. advantageous to AHI’s interests, and, accordingly, all references herein to “AWI’s Plan of Reorganization” shall for all purposes of this Agreement refer to such amended or different plan: provided, however, that in the event AWTs Reorganization Plan shall not be substantially consummated by December 31,2004, this Agreement shall automatically become null and void ah iaitio in all respects (and, accordingly, without limiting the generality of the foregoing, the AHI Intercompany Account Claims and the AWI Intercompany Account Claims shall not be considered satisfied as provided in Section 1 and shall be reinstated and the releases contained in Section 2 shall have no further force and effect).

B.

Non-Party Released Claims. Notwithstanding anything in this Agreement to the contrary, if any AWI Released Party that is not a Parry to this Agreement commences any action (including an arbitration or similar non-judicial proceeding) against any AHI Releaser that is based on or includes any AHI Released Claim, men the release given by that AHI Releasor in paragraph 2(a) above will automatically become null and void solely as to that AWI Released Party. Similarly, if any AHI Released Party that is not a Parry to this Agreement commences any action (including a arbitration or similar non-judicial proceeding) against any AWI Releasor that is based on or includes any AWI Released Claim, then the release given by that AWI Releasor in paragraph 2(|b) above will automatically become null and void solely as to that AHI Released Party.

C.	Knowing Release. The Parties have knowingly and voluntarily executed this Agreement after consultation with counsel regarding its binding and irrevocable effect. The Agreement is binding on and for the benefit of the AWI Released Parties and the AHI Released Parties, including their successors, assigns, and personal representatives. Neither party has relied on any oral or written representation of any other party in/agreeing to the terms of this Agreement (other than those set forth expressly herein). All Parties also assume the risk of nondisclosure, waive any rights to receive full disclosure, and agree that this Agreement releases the AM Released Parties and the AWI Released Parties from any claim based in whole or in part on an actual or alleged obligation of disclosure. The Parties waive any right to challenge the validity of this Agreement based on actual or alleged nondisclosure of any fact or circumstance.

5.	No Admission of Wrongdoing. Neither this Agreement nor any negotiations, discussions or proceedings leading thereto are, or shall be construed, described, or characterized by any Parry hereto or any of its agents or representatives as, an admission or concession by any Party of any liability, wrongdoing or misconduct of any kind; and each of the Parties specifically denies that it engaged in any wrongdoing or misconduct or is liable to any other Party in any way.

6.	Nonaassignment of Claims. AWI represents that it has neither assigned, transferred, conveyed, or subrogated any AWI Released Claims that it may have against any of the AHI Released Parties, nor authorized any person or entity to assert any AWI Released Claims against the AHI Released Parties on AWI’s behalf. AWI intends that all AWI Released Claims, asserted and unassisted, be released pursuant to this Agreement, Each of AHI and AWI represent that it has neither assigned, transferred, conveyed, or subrogated any AHI Released Claims that it may have against any of the AWI Released Parties, nor authorized any person or entity to assert any AHI Released Claims against any AWI Released Parties on its behalf. Each of AHI and AWWD intends that all AHI Released Claims, asserted and unasserted, be released pursuant to this Agreement.

7.	Authority to Settle and Release. Each Party executing this Agreement represents that such Party has the power and authority to execute this Agreement and to grant me releases in this Agreement.

8.	Goy<<ml>>g Law. THE AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT GIVING EFFECT TO THE PROVISIONS, POLICIES OR PRINCIPLES THEREOF RELATING TO CHOICE OR CONFLICT OF LAWS.

9.	Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL WITH RESPECT TO ANY CAUSE OF ACTION RELATING TO THE AGREEMENT.

10.	Certain Rules of Construction. The Parties hereto hereby agree that the provisions of this Agreement have been negotiated by sophisticated parties. Each of the Parties acknowledges that such party has carefully reviewed and understands the provisions of this Agreement No provision of this Agreement shall be interpreted in favor of, or against, any party hereto by reason of the extent to which such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof or by reason of any fiduciary or other relationship between the Parties.

11.	Entire Agreement This Agreement constitutes the entire agreement of the Parties with respect to the subject matters contained herein and supersedes all prior oral and written agreements relating to the subject matter of this Agreement

12.	No Third-Party Beneficiaries. The Parties acknowledge that this Agreement is not intended to make any persons or entities third-party beneficiaries of this Agreement, except that all AWI Released Parties who are apt Parties and AHI Released Parties who are not Parties are intended third-party beneficiaries of this Agreement.

13.	No Waiver for Failure to Act A failure or a delay by a Party to this Agreement in exercising any right under this Agreement will not constitute a waiver of the right In addition, a single or partial exercise of a right under this Agreement will not constitute a waiver of any other right relating to this Agreement

14.	Modifications and Amendments. This Agreement may not be altered, modified, or amended, except by a written agreement signed by all the Parties including the Party sought to be charged with such alteration, modification, or amendment,

15.	Additional Instruments and Acts. The Parties agree to execute any additional instruments and to perform any additional acts that may become necessary to effectuate the purposes of this Agreement.

16.	Captions and Headings. Captions and headings in this Agreement are employed for convenience of reference and shall not affect the construction of any provision.

17.	Counterparts. This Agreement may be signed in several counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto, being duly authorized, have duly executed this Agreement as a binding contract as of the day and year first above written.

ARMSTRONG HOLDINGS, INC.

By:	/s/ Leonard A. Campanaro

Name:	Leonard A. Campanaro
Title:	Chief Financial Officer

ARMSTRONG WORLD INDUSTRIES, INC.

By:	/s/ John N. Rigas

Name:	John N. Rigas
Title:	General Counsel

ARMSTRONG WORLDWIDE, INC.

By:	/s/ Walter T. Gangl

Name:	Walter T. Gangl
Title:	Director and Assistant Secretary